EXHIBIT 10.6

AMENDMENT TO 2007 STOCK INCENTIVE PLAN

EFFECTIVE MAY 28, 2015

AMENDMENT TO

THE FIRST BANCSHARES, INC.

2007 Stock Incentive Plan

This Amendment to The First Bancshares, Inc. 2007 Stock Incentive Plan (hereinafter the “Plan”) is made this the 28th day of May, 2015, to be effective upon approval of the stockholders of the Company.

WITNESSETH:

WHEREAS, effective the 24th day of May, 2007, First Bancshares, Inc. (the “Company”) adopted the Plan to provide incentives and awards to certain officers, employees, directors and other service providers of the Company and its Affiliates; and

WHEREAS, the Company desires to amend the Plan to increase the number of shares of Stock for which Stock Incentives may be awarded or exercised thereunder and to make other changes.

NOW, THEREFORE, The First Bancshares, Inc. 2007 Stock Incentive Plan is hereby amended as follows:

I.

Section 2.3 is hereby amended by the deletion of that Section in its entirety and the substitution of the following:

2.3           “Change in Control” means a change in the ownership or effective control of the Company or in the ownership of a substantial portion of the assets of the Company (within the meaning of Section 409A of the Code and the Treasury Regulations thereunder, as follows:

(a)            Change in Ownership shall mean the acquisition by any one person, or more than one person acting as a group, of ownership of stock of the Company that, together with stock held by such person or group, constitutes more than fifty percent (50%) of the total fair market value or total voting power of the stock of the Company. However, if any one person, or more than one person acting as a group, is considered to own more than fifty percent (50%) of the total fair market value or total voting power of the stock of the Company, the acquisition of additional stock by the same person or persons is not considered to cause a Change in Ownership of the Company (or to cause a Change in Effective Control of the Company as defined in Section 2.3(b)). An increase in the percentage of stock owned by any one person, or persons acting as a group, as a result of a transaction in which the Company acquires its stock in exchange for property will be treated as an acquisition of stock for purposes of this Section 2.3(a).

(b)           Change in Effective Control shall mean:

(i)            The acquisition by any one person, or more than one person acting as a group, during any 12-month period of ownership of stock of the Company possessing thirty-five percent (35%) or more of the total voting power of the stock of the Company; or

(ii)            The replacement of a majority of members of the Board of Directors during any 12-month period by directors whose appointment or election is not endorsed by a majority of the members of the Board of Directors prior to the date of the appointment or election in accordance with Treasury Regulation §1.409A-3(i)(5)(vi)(A)(2).

Notwithstanding the foregoing, if any one person, or more than one person acting as a group, is considered to effectively control the Company (within the meaning of this Section 2.3(b), the acquisition of additional control of the Company by the same person or persons is not considered to cause a Change in Control.

(c)            Change in the Ownership of the Company's Assets shall mean the acquisition by any one person, or more than one person acting as a group, during any 12-month period of assets from the Company that have a total gross fair market value equal to or more than forty percent (40%) of the total gross fair market value of all of the assets of the Company immediately prior to such acquisition or acquisitions. Notwithstanding the foregoing, there is no change in control event under this Section 2.3(c) when there is a transfer to an entity that is controlled by the Shareholders or other related person, within the meaning of Treasury Regulation §1.409A-3(i)(5)(vii)(B), immediately after the transfer.

(d)            Persons Acting as a Group. For purposes of this Section 2.3, persons will not be considered to be acting as a group solely because they purchase or own stock of the same corporation at the same time, or as a result of the same public offering. However, persons will be considered to be acting as a group if they are owners of a corporation that enters into a merger, consolidation, purchase or acquisition of stock, or similar business transaction with the corporation. If a person, including an entity, owns stock in both corporations that enter into a merger, consolidation, purchase or acquisition of stock, or similar transaction, such shareholder is considered to be acting as a group with other shareholders in a corporation only with respect to the ownership in that corporation prior to the transaction giving rise to the change and not with respect to the ownership interest in the other corporation.

II.

The Plan is hereby amended to increase the number of shares of Stock authorized for issuance pursuant to Stock Incentives granted under the Plan by an additional Three Hundred Thousand (300,000) shares, and Section 4.2 of the Plan is hereby amended by the deletion of that section in its entirety and the substitution of the following:

4.2          Aggregate Limit. The aggregate number of shares reserved for awards hereunder shall be determined as follows:

(a)          Maximum Plan Shares. Upon approval of this Amendment by the shareholders of the Company, the shares of Stock hereby reserved exclusively for issuance upon an award of or exercise or payment pursuant to Stock Incentives under the Plan is increased by Three Hundred Thousand (300,000) shares to a total of Six Hundred Fifteen Thousand (615,000) shares, subject to adjustment in accordance with Section 9.2 (the “Maximum Plan Shares”). All or any of such Maximum Plan Shares may be issued upon an award of or exercise or payment pursuant to any one or more Stock Incentives, including without limitation, Incentive Stock Options.

(b)          Recycling. Shares of Stock attributable to the nonvested, unpaid, unexercised, unconverted or otherwise unsettled portion of any Stock Incentive that is forfeited or cancelled or that expires or terminates for any reason without becoming vested, paid, exercised, converted or otherwise settled in full shall not count against the Maximum Plan Shares and shall again become available for grants of Stock Incentive awards under the Plan (unless the Participant received dividends or other economic benefits with respect to such shares of Stock, which dividends or other economic benefits are not forfeited, in which case all such shares shall count against the Maximum Plan Shares). Shares of Stock surrendered in payment of an option price under a Stock Incentive award and shares of Stock deducted or withheld to satisfy tax withholding requirements also will not be counted against the Maximum Plan Shares and will again be available for purposes of the Plan. In no event, however, shall the total number of shares which again become available for grants of Stock Incentive awards under the Plan pursuant to the preceding provisions of this Section 4.2(b) after the effective date of this Amendment exceed one hundred fifty thousand (150,000) shares (fifty percent (50%) of the total increase in reserved shares under the Plan authorized pursuant to this Amendment.)

III.

Section 5.2 is hereby amended by the deletion of the last sentence thereof and the substitution of the following:

To the extent not inconsistent with the provisions of the Code or the Plan, including the prohibition on repricing of Options and Stock Appreciation Rights as reflected in Sections 6.2(k) and 6.3(c), and subject to the provisions of Section 6.09 hereof, the Committee may give a Participant an election to surrender a Stock Incentive in exchange for the grant of a new Stock Incentive, and shall have the authority to amend or modify an outstanding Stock Incentive Agreement, or to waive any provision thereof, provided that the Participant consents to such action.

IV.

Section 6.1(f) is hereby amended by the deletion of that Subsection in its entirety and the substitution of the following:

(f)             Modification. Subject to the provisions of Sections 6.2(k), 6.3(c) and 6.09, after the date of grant of a Stock Incentive, the Committee may, in its sole discretion, modify the terms and conditions of a Stock Incentive, except to the extent that such modification would be inconsistent with other provisions of the Plan or the Code or would adversely affect the rights of a Participant under the Stock Incentive (except as otherwise permitted under the Plan).

V.

Section 6.2 is hereby amended by the addition of a new Subsection (k) to read as follows:

(k)            No Repricing. Except as provided in Section 9.2, without approval of the Company's stockholders, the Exercise Price of an Option may not be amended or modified after the grant of the Option, and an Option may not be surrendered in consideration of, or in exchange for, cash, other Stock Incentives or the grant of a new Option having an Exercise Price below that of the Option that was surrendered.

VI.

Section 6.3(c) is hereby amended by the deletion of the Subsection its entirety and the substitution of the following:

(c)            No Repricing. Except as provided in Section 9.2, without the approval of the Company's stockholders the price of a Stock Appreciation Right may not be amended or modified after the grant of the Stock Appreciation Right, and a Stock Appreciation Right may not be surrendered or cancelled in consideration of, or in exchange for, cash, other Stock Incentives, or the grant of a new Stock Appreciation Right having a price below that of the Stock Appreciation Right that was surrendered or cancelled.

VII.

This Amendment is conditioned upon and shall become effective upon its approval by the stockholders of the Corporation.

VIII.

Capitalize terms used in this Amendment shall have the same meaning as when used in the Plan unless otherwise specifically provided herein.

IN WITNESS WHEREOF this Amendment has been executed the date and year first above written.

THE FIRST BANCSHARES, INC.

By:	/s/ Dee Dee Lowery
Name:	Dee Dee Lowery
Title:	EVP and CFO